Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2007, February 4, 2008, as to the effects of the restatement discussed in Note 1 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement discussed in Note 1, the Corporation’s adoption of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)” and the Corporation’s use of the equity method of accounting to recognize its investment in BlackRock, Inc.) relating to the consolidated financial statements of The PNC Financial Services Group, Inc. (the “Corporation”) appearing in the Annual Report on Form 10-K of the Corporation for the year ended December 31, 2008, our report dated June 20, 2007, appearing in the Annual Report on Form 11-K of The PNC Financial Services Group, Inc. Incentive Savings Plan for the year ended December 31, 2007 and our report dated June 20, 2007 appearing in the Annual Report on Form 11-K of the PFPC Inc. Retirement Savings Plan (subsequently renamed the PNC Global Investment Servicing Retirement Savings Plan) for the year ended December 31, 2007. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

March 16, 2009